Exhibit 99
FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-5400	(314) 854-5400

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Bank Announces Completion of the Sale of its Texas Branches and Signing of Agreement for the Sale of Certain of its Northern Illinois Branches

St. Louis, Missouri, May 7, 2010.  First Banks, Inc. (“First Banks” or the “Company”), the parent company of First Bank, today announced completion of the sale of certain assets and the transfer of certain liabilities of its Texas franchise on April 30, 2010 to Prosperity Bank, a subsidiary of Prosperity Bancshares, Inc., headquartered in Houston, Texas. Prosperity Bank assumed approximately $500.0 million of deposits associated with First Bank’s 19 Texas retail branches, including certain commercial deposit relationships, for a premium of approximately 5.5%. Prosperity Bank also purchased approximately $100.0 million of loans as well as certain other assets at par value, including premises and equipment, associated with First Bank’s Texas operations.  The completion of the sale of the Texas franchise follows closely after the completion of the sale of First Bank’s institutional money management subsidiary, Missouri Valley Partners, Inc. (“MVP”), to Stifel Financial Corp. on April 15, 2010.

First Bank also reported the signing of a Branch Purchase and Assumption Agreement (the “Agreement”) on May 7, 2010 providing for the sale of certain assets and the transfer of certain liabilities of 10 Northern Illinois branches to First Mid-Illinois Bank & Trust, N.A. (“First Mid-Illinois”), a wholly owned subsidiary of First Mid-Illinois Bancshares, Inc., headquartered in Mattoon, Illinois. Under the terms of the Agreement, First Mid-Illinois is to assume approximately $350.0 million of deposits associated with the acquired branches in Peoria, Galesburg, Quincy, Bartonville, Knoxville and Bloomington, including certain commercial deposit relationships, for a premium of approximately 4.77%. First Mid-Illinois is also expected to purchase approximately $150.0 million of loans as well as certain other assets at par value, including premises and equipment, associated with the acquired branches. The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the third quarter of 2010.

Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, “The announced sale of 10 of our Northern Illinois branches as well as the completion of the sales of our Texas operations and MVP in April and our Chicago operations in February, represent the successful achievement of a number of key elements associated with our previously announced Capital Plan, which was developed to preserve our risk-based capital during the current and continuing economic downturn. The completion of these transactions will meaningfully increase First Bank’s regulatory capital ratios. We extend our sincere gratitude to all of our dedicated employees throughout these regions and business segments as well as our customers and wish them continued success in the future.”

As previously announced on April 19, 2010, First Bank increased its total capital ratio to 11.53% as of March 31, 2010 as compared to 10.39% as of December 31, 2009. These transactions are expected to provide an additional regulatory capital benefit of approximately $64.0 million to First Bank upon completion. First Bank remains “well capitalized” under regulatory guidelines.

Hovde Financial, Inc. served as financial adviser to First Banks in the sale of the 10 Northern Illinois branches and the Chicago and Texas operations.  Bryan Cave LLP served as legal adviser to First Banks in the sale of the Northern Illinois branches and the Chicago operations.

About First Banks
First Banks had assets of $9.07 billion at March 31, 2010 and currently operates 165 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions.  Visit First Banks on the web at www.firstbanks.com.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks’ plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks’ management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks’ results to differ materially from those described in the forward-looking statements may be found in First Banks’ Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.